UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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TTM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2010

To our Stockholders:

The 2010 annual meeting of stockholders of TTM Technologies, Inc. will be held at 10:00 a.m., local time, on Wednesday, May 26, 2010 at our corporate offices located at 2630 South Harbor Boulevard, Santa Ana, California 92704, for the following purposes:

1. To elect three class I directors for a term expiring in 2013;

2. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent registered public accountants for the fiscal year ending December 31, 2010; and

3. To consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Like last year, we are pleased to this year again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.

Stockholders of record as of the close of business on March 29, 2010 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to be present, please vote your shares using the Internet by following the instructions in this proxy statement. Of course, you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope if you received a paper copy of this proxy statement. No postage is required if mailed in the United States.

By Order of the Board of Directors

Steven W. Richards,
Secretary

Santa Ana, California
April 12, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2010

The proxy statement and annual report to stockholders and the means to vote via the Internet are available at www.ttmtech.com/stockholdersmeeting. Your Vote is Important — Please vote as promptly as possible by using the Internet or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.

All stockholders are invited to attend the annual meeting in person. Stockholders who vote their proxy online or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares in person.

TTM TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Wednesday, May 26, 2010, beginning at 10:00 a.m. local time at our corporate offices located at 2630 South Harbor Boulevard, Santa Ana, California 92704, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about April 16, 2010, we began mailing a notice containing instructions on how to access this proxy statement and our annual report via the Internet, and we began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper copy. For information on how to vote your shares, see the instructions included on the proxy card and under “How do I vote?” on page 2.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will vote to (1) elect three class I directors for a term expiring in 2013; and (2) ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010. In addition, our management will report on our performance during 2009 and respond to questions from our stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 29, 2010, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 43,687,796 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of two convenient ways:

By the Internet

Go to www.ttmtech.com/stockholdersmeeting and follow the instructions. You will need the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received or on your proxy card included with this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on May 25, 2010.

By mail

If you wish to vote by traditional proxy card and did not receive one along with this proxy statement, you can receive a full set of materials at no charge through the Internet at www.ttmtech.com/stockholdersmeeting, by telephone at (888) 776-9962, or by sending an e-mail to info@amstock.com (the subject line of your e-mail should contain the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).

If you complete and properly sign and return a proxy card to us or complete your proxy online, your shares will be voted as you direct.

Can I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet). The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What does it mean if I receive more than one notice?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

What are the board’s recommendations?

If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of our board of directors’ recommendations is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote (1) “FOR” the election of each of its nominees for class I director, and (2) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010.

Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors.  Assuming that a quorum is present, the three persons receiving the largest number of “FOR” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will be counted for purposes of determining whether there is a quorum but it will not be counted for or against the nominee. Stockholders do not have the right to cumulate their votes for directors.

Appointment of Independent Registered Public Accountants.  The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010. A properly executed proxy marked “ABSTAIN” with respect to the appointment of KPMG LLP will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Other Items.  For each other item, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

What are the effects of “broker non-votes?”

If you hold your shares in “street name” (through a bank, broker, or other nominee), your bank, broker, or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your bank, broker, or nominee specific instructions, your shares may not be voted on those matters, although they will be counted for purposes of determining whether there is a quorum. Accordingly, a broker non-vote will have the effect of a negative vote on matters requiring an affirmative vote of a majority of the shares of our common stock.

Who will pay for the preparation of the proxy?

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 2630 S. Harbor Boulevard, Santa Ana, California 92704, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

PROPOSAL ONE — ELECTION OF DIRECTORS

Directors and Nominees

Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. At the annual meeting, our stockholders will elect three class I directors. Each director elected at the 2010 annual meeting will serve for a term expiring at the 2013 annual meeting or until his successor has been duly elected and qualified.

Our board of directors has nominated Thomas T. Edman and James K. Bass, each of whom currently serves as a director, to stand for re-election at the annual meeting. If Messrs. Edman and Bass are re-elected, they will serve three-year terms expiring at the annual meeting of stockholders in 2013.

On November 16, 2009, we and certain of our subsidiaries entered into a stock purchase agreement, which we refer to as the Purchase Agreement, with Meadville Holdings Limited, which we refer to as Meadville, and one of Meadville’s subsidiaries, pursuant to which we agreed to acquire the entire outstanding capital stock of all of Meadville’s indirect wholly owned subsidiaries that comprise and operate Meadville’s printed circuit board business, which we refer to as the “PCB Subsidiaries.” We refer to the acquisition as the “PCB Combination,” which we effected on April 8, 2010. Under the terms of the Purchase Agreement, on the closing date of the PCB Combination we were required to execute a shareholders agreement (which we refer to as the Shareholders Agreement), pursuant to which Tang Hsiang Chien, as the principal shareholder of Meadville, and any affiliate of Tang Hsiang Chien who, from time to time, holds shares of our common stock (who we refer to as the Principal Shareholders), together with two of Tang Hsiang Chien’s adult children and their respective affiliates who hold shares of our common stock from time to time (who we collectively refer to as the Tang Siblings), are entitled to jointly nominate one individual to our board of directors. Each such nominee must be reasonably acceptable to our nominating and corporate governance committee in accordance with our director nominee criteria and qualifications specified in the nominating and corporate governance committee charter, our certificate of incorporation and bylaws, and our corporate governance policies and procedures. On the closing date of the PCB Combination, our board of directors was required to increase the class of directors whose terms expire in 2013 and promptly appoint the Principal Shareholders’ and Tang Siblings’ nominee as a director to fill that vacancy. We are also required to use reasonable efforts to cause the election of the Principal Shareholders’ and Tang Siblings’ nominee at each meeting of stockholders at which the class in which he or she sits comes up for election. We are not required to take any extraordinary solicitation or other recommendation efforts (or pay any costs associated therewith) to cause such election, if such actions are not similarly taken with respect to the other of our board nominees.

In accordance with the terms of the Shareholders Agreement, the initial additional director jointly nominated by the Principal Shareholders and Tang Siblings is Mr. Tang Chung Yen, Tom, who we refer to as Mr. Tang. On the closing date of the PCB Combination, our board of directors appointed Mr. Tang as a class I director in accordance with the Shareholders Agreement and has nominated Mr. Tang to stand for election at the annual meeting. If Mr. Tang is elected by our stockholders, he will serve a three-year term expiring at the annual meeting of stockholders in 2013.

Kenton K. Alder and Richard P. Beck serve as class II directors and their terms will expire at the annual meeting of stockholders in 2011. Robert E. Klatell and John G. Mayer serve as class III directors, and their terms will expire at the annual meeting of stockholders in 2012.

Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.

  Our board of directors recommends a vote “FOR” the nominees for class I director.

The following table, together with the accompanying text, sets forth certain information with respect to each of our directors and Mr. Tang.

Name	Age	Position(s) Held

Robert E. Klatell	64	Chairman and Director
Kenton K. Alder	60	Chief Executive Officer, President, and Director
Tang Chung Yen, Tom	49	Managing Director — Asia Pacific Region and Director
James K. Bass	53	Director
Richard P. Beck	76	Director
Thomas T. Edman	47	Director
John G. Mayer	59	Director

Robert E. Klatell has served as a director of our company since September 2004 and our Chairman of the Board since May 2005. Mr. Klatell is presently retired. Since November 2009, Mr. Klatell has served as a director of PBSJ Corporation and a member of its compensation committee, and has served on its audit committee since February 2010. From 2003 to 2009, Mr. Klatell served as a director of Datascope Corp., a medical device company that develops, manufactures, and markets proprietary products for clinical health care markets. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of DICOM Group plc, a publicly held company (London Stock Exchange) that provides information capture and communications solutions. From 2003 to 2006, Mr. Klatell served as a director of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities at Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctor from New York University School of Law. Our board of directors has determined that Mr. Klatell is an independent director. Mr. Klatell was nominated to the board of directors because of his extensive experience with operations management and his knowledge of corporate governance and global mergers and acquisitions. His membership with the National Association of Corporate Directors provides him with up to date information on corporate governance best practices and the tools necessary to bring his leadership to our board of directors. Further, his deep knowledge of the electronics industry and direct experience in the communications industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.

Kenton K. Alder has served as our Chief Executive Officer, President, and a director since March 1999. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. Mr. Alder holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Accounting from Utah State University. Mr. Alder is an employee director. Mr. Alder was nominated to the board of directors because of his role as our chief executive officer, which enables him to provide the board with insight based on his day-to-day interactions with our company, and because of his extensive operational expertise. As a management representative on our board of directors, he provides an insider’s perspective in board discussions about the business and strategic direction of our company and has experience in all aspects of our global business.

Tang Chung Yen, Tom has served as our Managing Director — Asia Pacific Region and as a director of our company since the closing date of the PCB Combination. Prior to that date he was the Executive Chairman and Group Managing Director of Meadville Holdings Limited, which he joined in 1991. He was also the Chairman of Meadville Holdings Limited’s Executive Committee and was responsible for the leadership of Meadville’s board of directors. Mr. Tang was also a director of certain of Meadville Holdings Limited’s subsidiaries. He has served as the honorary chairman of Hong Kong Printed Circuit Association Limited since 2005 and is the chairman of The Hong Kong Exporters’ Association, The Hong Kong Standards and Testing Centre Limited, and The Hong Kong Safety Institute Limited. He is also a board member of Hong Kong Science and Technology Parks Corporation, a council member of Hong Kong Trade Development Council, an advisory committee member of Innovation and Technology

Advisory Committee of Hong Kong Trade Development Council, and a vice chairman of HK Wuxi Trade Association Limited. Since 2008, he has been a member of Shanghai & Wuxi Committee of The Chinese People’s Political Consultative Conference. He holds a degree of Master of Business Administration from New York University. Our board of directors has determined that Mr. Tang is not an independent director. Mr. Tang was proposed as a nominee for a member of our board of directors by the Principal Shareholders and Tang Siblings, in accordance with the Purchase Agreement and Shareholders Agreement. Our board of directors accepted Mr. Tang as a nominee given his extensive experience with PCB operations in Asia and his business acumen, as evidenced by his senior executive role with Meadville. Mr. Tang is an officer of our company and provides an insider’s perspective to our Asian operations.

James K. Bass has served as a director of our company since September 2000. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass holds a B.S.M.E. degree from Ohio State University. Our board of directors has determined that Mr. Bass is an independent director. Electronic manufacturing service (EMS) providers represent an important part of our customer base. Mr. Bass was nominated to the board of directors because of his extensive experience in the electronic manufacturing industry and the technology marketplace, his executive and operational experience as the chief executive officer of a public company, and his broad experience with accounting and audit matters for publicly traded companies.

Richard P. Beck has served as a director of our company since February 2001. Mr. Beck is presently retired. From May 1998 to August 2006, Mr. Beck served as a director of Applied Films Corporation, a publicly held manufacturer of flat panel display equipment, served on its audit and nominating and governance committees, and served as chairman of the board from October 2001 to August 2006. From September 2000 to October 2004, Mr. Beck served as a director of Photon Dynamics, Inc., a publicly held manufacturer of semiconductor test equipment and was chairman of its audit committee. From November 2001 to May 2002, Mr. Beck served as Senior Vice President of Advanced Energy Industries, Inc., a publicly held manufacturer of power conversion systems and integrated technology solutions. From February 1998 to November 2001, Mr. Beck served as Senior Vice President and Chief Financial Officer of Advanced Energy Industries and continues to serve as a director of that company, and is a member of its audit committee and chairman of its nominating and corporate governance committee. From March 1992 until February 1998, Mr. Beck served as Vice President and Chief Financial Officer of Advanced Energy. From November 1987 to March 1992, Mr. Beck served as Executive Vice President and Chief Financial Officer for Cimage Corporation, a computer software company. Mr. Beck holds a Bachelor of Science degree in Accounting and Finance and a Master of Business Administration from Babson College. Our board of directors has determined that Mr. Beck is an independent director and an “audit committee financial expert” as described in applicable Securities and Exchange Commission rules. Mr. Beck was nominated to the board of directors because of his expertise with accounting and audit matters, including for companies in the technology industry, and because of his experience with corporate finance, investor relations, and corporate governance matters.

Thomas T. Edman has served as a director of our company since September 2004. Since July 2006, Mr. Edman has served as Vice President of Corporate Business Development of Applied Materials, Inc., a publicly held provider of nanomanufacturing technology solutions. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, he served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman serves on the Governing Board of the USDC (United States Display Consortium). Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. Our board of directors has determined that Mr. Edman is an independent director. Mr. Edman was nominated to the board of directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has compensation-related expertise that prove valuable to our board of directors.

John G. Mayer has served as a director of our company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held printed circuit board manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer holds a Bachelor of Arts degree in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law. Our board of directors has determined that Mr. Mayer is an independent director. Mr. Mayer was nominated to the board of directors because of his extensive experience in the PCB business and because of his demonstrated depth of business experience in our company’s industry.

There are no family relationships among any of our directors, director nominees, or executive officers.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bass, Beck, Edman, Klatell, and Mayer are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the Securities and Exchange Commission, or the SEC. Accordingly, a majority of the members of our board of directors are independent. Mr. Tang is not considered an independent director as a result of his former position as an executive with Meadville Holdings Limited and certain of its subsidiaries, and as an officer of our company effective as of the closing of the PCB Combination.

Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of our committees is comprised entirely of independent directors, as “independence” is defined by the listing standards of The Nasdaq Stock Market and by the SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.

Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.ttmtech.com, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704.

Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 2630 South Harbor Boulevard, Santa Ana, California 92704. We will forward any such letters to the indicated directors.

Meetings of the Board of Directors

Our board of directors held eleven meetings during the year ended December 31, 2009. All of our directors attended more than 75% of the aggregate of (i) total number of meetings of the board of directors held during fiscal year 2009, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2009. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders.

Committees of the Board of Directors

Audit Committee.  Our audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our internal control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Our audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Messrs. Bass, Beck, and Mayer, each of whom is an independent director of our company under Nasdaq listing standards as well as under SEC rules. The board of directors has determined that Mr. Beck, who serves as chairman of our audit committee, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held six meetings during 2009.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee oversees the selection and composition of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our corporate governance principles. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our board of directors, and considers questions of independence and possible conflicts of interest of members of our board of directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our board of directors and management.

The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company’s secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704. A stockholder who intends to recommend a nominee to our board of directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.

The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

The charter of our nominating and corporate governance committee provides that the value of diversity on our board of directors should be considered. The nominating and corporate governance committee considers ethnic and gender diversity, as well as diversity of skills, backgrounds, and qualifications represented on the board of directors, in recommending nominees for election. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition, which identifies ethnicity, gender, and industry experience, prior to recommending nominees for election.

Our nominating and corporate governance committee currently consists of three members, Messrs. Klatell (chairman), Beck, and Bass. The nominating and corporate governance committee held five meetings during 2009.

Compensation Committee.  Our compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our board of directors, the compensation of our chief executive officer and all other individuals designated by our board of directors as executive officers of our company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our chief executive officer and other executive officers, including annual performance objectives, and evaluates the performance of our chief executive officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our board of directors with respect to, or approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.

In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The compensation committee is currently comprised of Messrs. Edman (chairman), Klatell, and Mayer. The compensation committee held five meetings during 2009.

Board Leadership Structure

We believe it is the chief executive officer’s responsibility to manage our company’s operations and the chairman’s responsibility to lead our board of directors. Given the significant responsibilities with which our chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman whose sole job is leading the board of directors. To this end, our corporate governance guidelines provide that our chief executive officer may not be our chairman, and that our chairman will be selected from our independent directors. In making its decision to separate the chief executive officer and chairman roles, our board of directors considered the time that Mr. Alder is required to devote to the chief executive officer position in the current economic environment, particularly given the demands imposed on our company as it undertakes international expansion. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board of directors, while also positioning our chief executive officer as the leader of the company in the eyes of our customers, employees, and other stakeholders. By having another director serve as chairman of the board, Mr. Alder is better able to focus his attention on running our company. Our board of directors believes that Mr. Klatell is the most appropriate individual to serve as chairman because of his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as chairman of our board of directors.

Our board of directors has five independent members and two non-independent members, including our chief executive officer and Mr. Tang. A number of our independent board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board by the non-executive chairman, benefits our company and our stockholders.

We believe that we have a strong corporate governance structure that ensures independent discussion, evaluation of, and communication with and access to, senior management. All of our board committees are composed solely of independent directors, which provides independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in executive session not less frequently than quarterly.

Risk Management and Oversight Process

While our management is primarily responsible for managing risk, our board of directors and each of its committees plays a role in overseeing our risk management practices. Our full board of directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management concerning our business and the material risks that our company faces. Our board of directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at meetings of our board of directors and in committee meetings. Our board of directors focuses on specific strategic and emerging risks in periodic strategy reviews. Our board of directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review considers risks associated with our company.

Our board of directors allocates responsibility for overseeing risk management for our company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•	Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health, and safety matters; tax matters; liability insurance programs; and compliance with legal and regulatory requirements and our code of ethics. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our company and its business.

•	Our compensation committee is primarily responsible for overseeing risks that may be implicated by our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considered the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee are discussed in this proxy statement under “Compensation Discussion and Analysis — Risk Management Considerations.”

•	Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance principles designed to assure compliance with applicable standards.

Through the activities of our audit, compensation, and nominating and corporate governance committees, as well as the full board of directors’ interactions with management concerning our business and the material risks that may impact our company, the board of directors is able to monitor our risk management process and offer critical insights to our management.

Related Party Transaction Policies and Procedures

It is the responsibility of our full board of directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of the board of directors and members of the audit committee. From time to time our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers.

In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in Nasdaq rules) and our company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our company (as designated by our board of directors) and our company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our board of directors in advance of entering into any such transaction.

Our corporate governance guidelines task our board of directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly. Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our company, including charitable and political contributions, in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full board of directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our board of directors, the director must disclose the interest to the full board of directors and our audit committee, must recuse himself or herself from participation in the related discussion, and must abstain from voting on the matter.

Payments to Affiliates of Compensation Consultants During 2009

Our compensation committee retained Pearl Meyer & Partners as its outside compensation consultant for 2008 and 2009. Pearl Meyer & Partners did not provide any consulting services to the company beyond its role as consultant to the compensation committee in 2009. In January 2010, our compensation committee engaged Mercer (USA) Inc., or Mercer, to provide the committee with an executive and director compensation assessment. During fiscal year 2009, we paid $1,000 to Mercer in connection with our purchase of a study that Mercer had prepared relating to Asian compensation. This was prior to our compensation committee’s retention of Mercer as its compensation consultant in 2010. In addition, during 2009 we paid $161,496 to Marsh Risk & Insurance Services, who we believe is an affiliate of Mercer, in connection with its rendering of insurance brokerage and risk management consulting services to our company. While the committee approved the retention of Mercer as a compensation consultant, Marsh Risk & Insurance Services was retained directly by our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of March 1, 2010, by (a) each of our directors, nominees for directors, and named executive officers; (b) all of our directors and current executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent(2)

Directors and Named Executive Officers:
Kenton K. Alder(3)	652,987	1.5%
Steven W. Richards(4)	159,389	*
Douglas L. Soder(5)	95,160	*
Shane S. Whiteside(6)	275,422	*
James K. Bass(7)	44,000	*
Richard P. Beck(8)	45,000	*
Thomas T. Edman(9)	28,000	*
Robert E. Klatell(10)	28,000	*
John G. Mayer(11)	44,000	*
Tang Chung Yen, Tom	—	*
All directors and executive officers as a group (10 persons)	1,371,958	3.1%
5% Stockholders:
Royce & Associates, LLC(12)	4,923,735	11.4%
BlackRock, Inc.(13)	4,800,750	11.1%
Paradigm Capital Management, Inc.(14)	2,629,185	6.1%
FMR LLC(15)	2,451,540	5.7%
Dimensional Fund Advisors(16)	2,161,903	5.0%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each person listed on the table is 2630 S. Harbor Blvd, Santa Ana, CA, 92704.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, restricted stock units, and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 1, 2010, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 43,227,522 shares of our common stock outstanding as of March 1, 2010.

(3)	Includes 594,969 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after March 1, 2010.

(4)	Includes 145,072 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after March 1, 2010.

(5)	Includes 80,446 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after March 1, 2010.

(6)	Includes 242,440 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010 and upon the delivery of shares underlying restricted stock units deliverable within 60 days after March 1, 2010.

(7)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010.

(8)	Includes 40,000 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010.

(9)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010.

(10)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010.

(11)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after March 1, 2010.

(12)	Represents shares of our common stock held by Royce & Associates, LLC, referred to as Royce, in its capacity as investment advisor for its clients that have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of such shares. Such information is as reported on Schedule 13G/A filed by Royce with the SEC on January 26, 2010. The address for Royce is 745 Fifth Avenue, New York, New York 10151.

(13)	Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. Such information is as reported on Schedule 13G filed by BlackRock with the SEC on January 8, 2010. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(14)	Represents shares of our common stock held by Paradigm Capital Management, Inc., referred to as Paradigm, in its capacity as investment advisor for its clients that have the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of such shares. Such information is as reported on Schedule 13G filed by Paradigm with the SEC on February 12, 2010. The address for Paradigm is Nine Elk Street, Albany, New York 12207.

(15)	Represents shares of our common stock held by FMR LLC, on behalf of itself and its affiliates. Based on the information reported on Schedule 13G/A filed by FMR LLC with the SEC on February 16, 2010: (i) FMR LLC reported beneficial ownership of 2,451,540 shares, sole voting power as to 125,290 of the shares, and sole dispositive power as to 2,451,540 of the shares; (ii) Fidelity Management & Research Company, referred to as Fidelity and a wholly owned subsidiary of FMR LLC, reported beneficial ownership of 2,326,250 shares, and Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole dispositive power as to 2,326,250 of the shares; (iii) Pyramis Global Advisors, LLC, referred to as PGA and an indirect wholly owned subsidiary of FMR LLC, reported beneficial ownership of 112,761 of the shares, and Edward C. Johnson 3d and FMR LLC, through its control of PGA, each has sole voting and dispositive power as to 112,761 of the shares; and (iv) Pyramis Global Advisors Trust Company, referred to as PGATC and an indirect wholly owned subsidiary of FMR LLC, reported beneficial ownership of 12,529 of the shares, and Edward C. Johnson 3d and FMR LLC, through its control of PGATC, has sole voting and dispositive power as to 12,529 of the shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Represents shares of our common stock held by Dimensional Fund Advisors LP, referred to as DFA. Such information is as reported on Schedule 13G filed by DFA with the SEC on February 8, 2010. DFA has sole voting power with respect to 2,077,044 shares and sole dispositive power with respect to 2,161,903 shares, and such shares are owned by four investment companies and certain trusts and accounts to which DFA provides investment advice. The address for DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2009, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program, which is established by the compensation committee of our board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.

Our compensation philosophy generally targets base salary, total cash compensation (base salary plus annual cash bonus), and total compensation each at the 50th percentile of comparable companies. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including company and individual performance.

Our compensation committee decided not to increase the target 2009 total compensation for any of our executive officers in light of the economic downturn and the cost containment initiatives we implemented in 2009, including widespread salary freezes, the closure of certain of our facilities, and reductions in force. Our compensation committee froze the 2009 base salaries and target cash bonus awards and reduced stock-based compensation for all of our executive officers.

For 2010, our compensation committee engaged a new outside compensation consultant. That consultant developed a new peer group for benchmarking purposes, a peer group that was selected to take into account that our revenues will almost double as a result of the PCB Combination. As discussed more fully below, for 2010 our compensation committee determined to:

•	increase the base salaries of our officers after our 2009 company-wide salary freeze, as part of the committee’s overall plan to adjust compensation levels over time to approximate the 50th percentile of the new peer group;

•	increase the annual incentive bonus target levels (expressed as a percentage of base salary) for each of our named executive officers, bonuses that will continue to be based 100% on our company-wide operating income performance;

•	suspend the grant of stock options to our named executive officers;

•	add performance-based RSUs to our long-term incentive program in order to strengthen pay-for-performance, directly incorporate revenue and earnings before interest, tax, depreciation and amortization expense (“EBITDA”) objectives and, through the use of a modifier tied to our total stockholder return, provide balance between retention and linkage to stockholder value creation; and

•	calculate the number of shares of our common stock subject to time-vest and performance RSUs by using the 6-month trailing average closing sale price as of the date of grant, thereby mitigating the effects of our stock price volatility.

An important principle driving our compensation programs is our belief that it benefits all of our constituencies for management’s compensation to be tied to our company’s current and long-term performance. As a result, at-risk pay is expected to comprise an increasingly significant portion of our executive compensation, particularly for our most senior officers. Our compensation committee is also sensitive to the need to balance the interests of our executives with those of our stockholders, especially when compensation decisions might increase our cost structure or stockholder dilution.

Role of the Compensation Committee

General.  Our compensation committee, which is comprised of three independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors” is responsible for, among other things,

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers and other members of senior management, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics, as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

Our compensation committee, in consultation with the independent executive compensation consultant retained by our compensation committee, also analyzes the reasonableness of our overall executive compensation package. Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttmtech.com.

While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee or our board of directors. These decisions are based not only on our compensation committee’s or the board of directors’ deliberations, but also from input requested from outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation have historically been made in executive session by our board of directors without the presence of management. Decisions regarding the other executive officers have typically been made by our compensation committee after considering recommendations from our chief executive officer.

Compensation Consultants.  The compensation committee periodically engages the services of outside compensation consultants to provide advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with the other members of our compensation committee, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation, equity compensation structure or preparing compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultants may interact with management or our other outside advisors to the extent necessary or appropriate.

Our compensation committee retained Pearl Meyer & Partners as its outside compensation consultant for 2008 and 2009, with Pearl Meyer completing its most recent executive compensation assessment in November 2008. In January 2010, our compensation committee engaged Mercer to provide the committee with an executive and director compensation assessment. Although affiliates of Mercer have provided certain services to our company as described above under “Payments to Affiliates of Compensation Consultants During 2009,” Mercer has not been retained to perform any consulting or advisory services for our management team.

The compensation committee’s outside compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For 2010, Mercer advised the chairman of our compensation committee on setting agenda items for committee meetings, developed criteria used to identify peer companies for executive compensation and performance comparisons, and reviewed various proposals presented to the committee by management. Mercer representatives met informally with our human resources and other employees, and formally with our compensation committee during its regular meetings, including from time to time in executive session without management.

Management Role in Setting Compensation.  Members of our human resources and finance departments work with our chief executive officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for his executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our chief executive officer is subject to the same financial performance goals as our other named executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Structure

Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:

•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual performance;

•	Annual Incentive Bonus — variable cash compensation that takes into account our financial performance during a particular year; and

•	Long-Term Incentives — stock-based awards, including stock options or restricted stock units that reflect the performance of our common stock and align executive officer and stockholder interests.

Pay Mix.  In determining the allocation each year among current cash compensation, short-term cash compensation, and long-term equity incentive compensation, our compensation committee considers the following factors: our short and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. We have no pre-established policy for allocating between either cash and non-cash or short-term or long-term compensation.

Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that provide the executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will produce a high level of company performance over the long-term. Our compensation committee believes that this approach not only leads to increases in stockholder value and provides an appropriate reward for our executive officers, but also reduces the risk of loss of executive officers to competitors.

While each of the elements of our compensation program are intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of reduced compensation in the absence of success. The aggregate base pay for our four named executive officers comprised approximately 42% of the value of the aggregate compensation opportunities (base salary, annual incentive bonuses, and long-term incentives) provided them for the 2009 fiscal year. This allocation was consistent with our compensation committee’s overall pay-for-performance philosophy with respect to our executive officers, as defined under “Executive Compensation — Fiscal Year 2009 Summary Compensation Table.”

For 2010, compensation for our named executive officers has been structured so that approximately two-thirds of compensation consists of equity awards or is otherwise performance-based and dependent on our financial results, with the remaining one-third comprising base salary. Within the portion of compensation representing performance-based pay, approximately 37% to 42% is tied to achievement of 2010 incentive goals and 32% to 37% is tied to achievement of financial goals and total stockholder return over a longer period of time. Our compensation committee believes that this mix of short- and long-term incentives provides sufficient rewards in the short-term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term goals that drive stockholder value. This also mitigates the risk of named executive officers focusing solely on short-term or solely on long-term goals, and offers retention value as the compensation is received over an extended term.

Total compensation for specific individuals varies based on a number of factors in addition to company and individual performance, including scope of duties, tenure, institutional knowledge, horizontal equity, and/or level of difficulty in recruiting a replacement executive.

Compensation Levels and Benchmarking.  Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our company, the individual’s experience and expertise, the compensation levels for the individual’s peers within our company, compensation levels for similar positions in the PCB industry or in the technology industry more generally, performance of the individual and our company as a whole, and the levels of compensation necessary to recruit new executive officers. Each year our compensation committee reviews the compensation of our officers and compares it with that of our peer group companies. This process starts with the selection of an appropriate group of peer companies for comparison purposes. Such peer group is not used for the performance graph included in our Annual Report on Form 10-K for the year ended December 31, 2009.

In computing salary changes, cash bonus opportunities, and long-term incentive awards for 2009, our compensation committee worked with its then compensation consultant (Pearl Meyer & Partners), with input from management, to develop a list of comparable companies for the purpose of benchmarking executive compensation. Numerous factors went into the selection of the comparable companies, including targeting businesses with operations in the electronic components industry with comparable financial measures, such as revenues (generally between $300 million and $900 million) and market capitalization (generally between $150 million and $1.5 billion). The following 17 companies, along with survey data, were used for benchmarking purposes for 2009:

• Advanced Energy Industries	• Netgear, Inc.
• Black Box Corporation	• OSI Systems, Inc.
• Ceradyne, Inc.	• Newport Corporation
• CTS Corporation	• Plexus
• EMS Technologies, Inc.	• Powerwave Technologies
• Hutchinson Tech	• RF Micro Devices, Inc.
• Merix Corporation	• SMART Modular Technologies
• Methode Electronics, Inc.	• Stone Ridge, Inc.
• Multi-Fineline Electronix, Inc.

Although our compensation committee’s general objective has historically been to target total compensation for executive officers at approximately the 50th percentile, executive compensation decisions for 2009 were influenced significantly by the economic downturn, our decision to implement a widespread salary freeze, and our previously announced plant closures and reductions in force. Accordingly, our compensation committee did not increase the overall target compensation or any individual element of compensation for our executive officers for 2009.

In making compensation decisions for 2010, our compensation committee interviewed a number of outside compensation consultants. In January 2010, our compensation committee engaged Mercer (US) Inc., which we refer to as Mercer, to provide the committee with an executive and director compensation assessment. Mercer agreed to review and revise our company’s peer group, analyze peer proxy data, benchmark executives, evaluate long-term incentive vehicles, conduct high-level assessment of annual and long-term performance measures, and develop and recommend changes to remuneration levels and design. Mercer was also asked to provide its opinion on the use of performance-based equity.

For its 2010 executive compensation assessment, Mercer developed a new, rules-based group that was designed to reflect our projected size, assuming the completion of our then contemplated PCB Combination, and market for executive talent. Under this approach, the peer group companies were determined using four screening levels: (1) U.S. publicly traded companies; (2) inclusion in certain industry-specific categories within the general information technology sector, excluding software but including electronic manufacturing services (EMS), semiconductors, electronic equipment manufacturers, electronic equipment and instruments, computer storage and peripherals, and communications equipment; (3) revenue between approximately $500 million and $2.5 billion; and (4) firms in the EMS and semiconductor GICS (Global Industry Classification Standard) sub-industries, as well as several aerospace and defense component manufacturing companies to take into account our exposure to that sub-industry. Our compensation committee believes that the use of this methodology produced an appropriate peer group for comparison, as well as a peer group that is large and diverse enough so that the addition or elimination of a limited number of companies would not materially alter the overall analysis. Mercer ultimately selected the following 20 companies which, along with survey data, were used for benchmarking purposes for 2010:

• Altera	• Molex
• Benchmark Electronics	• Moog
• CTS Corporation	• Multi-Fineline Electronix
• Curtiss-Wright	• National Semiconductor
• Heico	• Novellus Systems
• Intersil	• Plexus
• Lam Research	• RF Micro Devices
• Linear Technology	• Skyworks Solutions
• Maxim Integrated Products	• Teledyne Technologies
• Microchip Technology	• Trimble Navigation

The peer group’s proxy statements provide detailed pay data for their top five officers. Survey data provides compensation information from a broader group of information technology companies. Our compensation committee, with the assistance of its advisors, generally considers data from these sources in developing a market composite which it uses as a framework for making compensation decisions for each named executive officer’s position. Our new peer group contains companies with median revenues of $1.1 billion and median market capitalization of $2.1 billion. Our compensation committee was cognizant of the fact that the anticipated growth in our company’s revenues, operating income, and cash flow from operations was dependent on the timely consummation of our then contemplated PCB Combination with Meadville. Accordingly, our compensation committee determined to target the base salaries and long-term incentive programs for our named executive officers at approximately the 50th percentile of our new peer group over a three-year period, with increases expected to be phased in over that three-year period.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Risk Management Considerations.  Our compensation committee believes that our performance-based bonus and equity programs create incentives to create long-term shareholder value. Several elements of the programs are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•	Our compensation committee believes that operating income, the financial metric used in 2009 and 2010 to determine the amount of an executive’s annual incentive bonus, is a measure that drives long-term stockholder value. Moreover, the committee attempts to set ranges for this metric that encourages success without encouraging excessive risk taking to achieve short-term results. In addition, the overall annual incentive bonus for each of our named executive officers never exceeds 140% of the target amount (230% in the case of our chief executive officer), no matter how much financial performance exceeds the ranges established at the beginning of the year.

•	The measures used to determine vesting of our new performance-based restricted stock units granted in 2010 will be based on rolling three-year performance periods. The committee believes that these three-year performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period.

•	Stock options become exercisable over a three year period and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values. Our time vest RSUs also vest over a three-year period.

Individual Named Executive Officer Compensation

Base Salary.  Base salaries are set with regard to the level of the position within our company and the individual’s current and sustained performance. The base salary levels, and any increases or decreases to those levels for each executive, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. Although salaries are generally targeted at market median, based on our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, potential as a key contributor, and special recruiting situations. We believe that providing base salaries at or near the industry median will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.

Base Salaries for Fiscal Year 2009.  Base salary deliberations for 2009 were conducted from November 2008 to February 2009. Mr. Alder, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). After reviewing the market study data and individual performance evaluations for each such executive officer and discussing them with Mr. Alder, our compensation committee ultimately decided to freeze the base salaries for all of our executive officers. This decision was based primarily on the economic downturn, our company’s decision to implement a widespread salary freeze, and our previously announced plant closures and reductions in force.

	Base Salary
Name	2008	2009

Kenton K. Alder	$586,000	$586,000
Steven W. Richards	$280,000	$280,000
Shane S. Whiteside	$345,000	$345,000
Douglas L. Soder	$345,000	$345,000

Base Salaries for Fiscal Year 2010.  Base salary deliberations for the 2010 fiscal year were conducted from December 2009 to March 2010.

Analyzing our new peer group, Mercer concluded that the 2009 base salaries of our officers ranged between the 25th percentile and the market median of the new peer group, also noting that our pay mix was more weighted to base salaries than our peer group. Following discussion with Mercer, our compensation committee determined to adjust the salaries of our executive officers, over a three-year period, to target the 50th percentile for our new peer group.

Mr. Alder, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). After reviewing the market study data and individual performance evaluations for each such executive officer and discussing them with Mr. Alder, our compensation committee approved the recommended base salary increases with some limited modifications, after determining that the increases were generally consistent with the intention to target over time the 50th percentile for our new peer group, as adjusted to reflect each individual’s position and expected contribution to our success.

Our compensation committee similarly reviewed the chief executive officer compensation market data as well as performance evaluations for Mr. Alder from his direct reports and members of our board of directors. The compensation committee ultimately recommended, and our board of directors approved, increasing the base salary for Mr. Alder in 2010. The increases in base pay for the executive officers, including Mr. Alder, became effective March 22, 2010. A summary of base salary increases made for fiscal year 2010 is outlined below for each of our chief executive officer, chief financial officer and our two other executive officers, which we refer to collectively as our named executive officers.

	Base Salary
Name	2009	2010

Kenton K. Alder	$586,000	$605,000
Steven W. Richards	$280,000	$310,000
Shane S. Whiteside	$345,000	$355,000
Douglas L. Soder	$345,000	$355,000

Annual Incentive Bonus Program.  In addition to base salaries, our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. For 2009 and 2010, to support collaboration within the senior management group, our compensation committee determined to reward all of our named executive officers for company-wide performance by tying bonus awards solely to our operating income. Each named executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company’s actual performance.

Because such a large percentage of executive officer compensation is performance-based, our compensation committee spends significant time determining the financial targets for our annual cash bonus program. In general, management makes the initial recommendation for the financial targets, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting targets for a particular year are the results for the most recently-completed year; other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goals during our first quarter, typically at a level our compensation committee believes are challenging, but reasonable, for management to achieve.

At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent fiscal year.

As it has done in the past, in the future our compensation committee may choose to measure the named executive officers’ achievement against specific business unit or individual performance targets as well as corporate goals.

2009 Annual Incentive Bonuses.  For 2009, the target percentages were set at levels that, upon achievement of 100% of the established corporate performance goal, were likely to result in bonus payments that our compensation committee believed to be at the median for target bonus amounts for comparable executives at our then peer companies. More specifically, for 2009, our compensation committee established target bonus awards (as a percentage of base salary) of 55% (with a maximum of 120%) for Messrs. Richards, Soder, and Whiteside. Our board of directors, upon recommendation by our compensation committee, established a target bonus award for Mr. Alder of 70% (with a maximum of 170%) of his base salary.

In 2009, our compensation committee determined that, in light of the economic downturn and our then current stock price, the potential bonus payments for 2009 for our executive officers should be based solely on our company’s financial performance as measured by operating income. As a result, 100% of the 2009 annual incentive bonus for Messrs. Richards, Soder, and Whiteside was determined based on achieving budgeted operating income of $50 million, after excluding building and other significant asset impairments, plant closure and related layoff costs, and acquisition costs. The compensation committee believes operating income is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period. The board of directors also based our chief executive officer’s 2009 annual incentive bonus award exclusively on company-wide operating income performance. A summary of the 2009 performance opportunity and relative payout for each of our named executive officers is outlined below:

	2009	Annual Incentive Bonus Levels as % of Base Salary
	Base	50%	80%	100%	120%
Name	Salary	of Target(1)	of Target	of Target	of Target(2)

Kenton K. Alder	$586,000	10%	35.0%	70%	170%
Steven W. Richards	$280,000	10%	27.5%	55%	120%
Shane S. Whiteside	$345,000	10%	27.5%	55%	120%
Douglas L. Soder	$345,000	10%	27.5%	55%	120%

(1)	Represents the percentage of 2009 base salary that the executive was eligible to receive if we achieved 50% of the operating income target established by our board of directors. Bonuses would not have been earned if operating income had been less than 50% of target.

(2)	Represents maximum potential bonus payout for 2009.

For fiscal year 2009, we earned operating income of $45.8 million (after excluding building and other significant asset impairments, plant closure and related layoff costs, and acquisition costs), or 91.6% of the target, resulting in a payout of approximately 43% of base salary for each of our named executive officers (other than Mr. Alder, who received a payout of 55% of his base salary).

Name	2009 Actual Bonus

Kenton K. Alder	$324,058
Steven W. Richards	$121,660
Shane S. Whiteside	$149,903
Douglas L. Soder	$149,903

2010 Annual Incentive Bonuses.  For 2010, our compensation committee determined to again base the annual bonuses of our named executive officers solely on our company-wide operating income, after excluding the results of the acquired Meadville PCB operations, compensation expense attributable to our new PRU program described below, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, and residual acquisition costs. Our compensation committee also increased the minimum annual incentive bonus threshold to 60% of the target 2010 operating income and increased target bonus awards (as a percentage of base salary) from 55% to 65% for each of Messrs. Richards, Whiteside and Soder, with the maximum increased from 120% to 140%. Our board of directors, upon recommendation by our compensation committee, increased the 2010 target bonus award for Mr. Alder from 70% to 95%, with his maximum award increased from 170% to 230%. Actual incentive bonus payouts for 2010 performance will be determined by our compensation committee and our board of directors and paid in early 2011, and may be above or below target bonus levels.

The table below lists the 2010 base salaries and bonus levels for each of our named executive officers.

	2010	Annual Incentive Bonus Levels as % of Base Salary
	Base	60%	80%	100%	120%
Name	Salary	of Target(1)	of Target	of Target	of Target(2)

Kenton K. Alder	$605,000	10%	47.5%	95%	230%
Steven W. Richards	$310,000	10%	32.5%	65%	140%
Shane S. Whiteside	$355,000	10%	32.5%	65%	140%
Douglas L. Soder	$355,000	10%	32.5%	65%	140%

(1)	Represents the percentage of 2010 base salary that the executive will receive (assuming applicable individual performance goals are met and discretionary portion is paid in full) if we achieve 60% of the operating income target established by our board of directors. Bonuses will not be earned if operating income is less than 60% of the target.

(2)	Represents maximum potential bonus payout.

Equity Awards.  We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, our executives hold a stake in our company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.

Our compensation committee and our board of directors develop their equity award determinations based on their judgments as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. The compensation committee has historically targeted the value of the equity awards at or near the 50th percentile of our peer group. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the grants as well as the potential dilution associated with the equity awards.

We grant equity awards through our 2006 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants. The material terms of the 2006 Equity Incentive Plan are described below under “Executive Compensation — 2006 Equity Incentive Plan.”

Historically we have used two forms of equity for long-term equity incentive compensation: stock options and restricted stock units (“RSUs”):

Stock Options.  Options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. Stock option value is only realized if the trading price of our common stock increases. Stock options are issued with exercise prices at 100% of the grant-date fair market value to assure that executives will receive a benefit only when the trading price increases. Option awards generally have value for the executive only if the executive remains employed for the period required for the shares to vest. Starting in 2008, our options have vested as to one-third of the covered shares on each of the first three anniversaries of the grant date, and, if not exercised, expire in a maximum of 10 years (or earlier in the case of termination of employment). In 2009, we granted options to purchase 110,000 shares to our named executive officers.

Restricted Stock Units (RSUs).  RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. Starting in 2007, we elected to substitute a percentage of the named executive officers’ equity incentive award value, which had historically been provided with only stock options, with RSUs. This change was made to enhance the retention of named executive officers and balance the more volatile rewards associated with stock options. Our compensation committee believes that RSUs align the interests of the named executive officers with the interests of the stockholders because the value of these awards appreciate if the trading price of our common stock appreciates, and also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team. Shares of our stock are issued to RSU holders as the awards vest. Historically, the vesting schedule for RSUs granted to our named executive officers provided that each award vests in three equal annual installments. In 2009, we granted RSUs for an aggregate of 645,337 shares of our common stock to a total of 145 employees, of which RSUs for 196,266 shares were issued to our named executive officers.

In recent periods our compensation committee has weighted equity awards more towards RSUs than stock options because these awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. In addition, RSUs allow our compensation committee to deliver equivalent value with use of fewer authorized shares. Changes in the accounting treatment for stock options also made them less attractive relative to RSUs, and stock options now represent a smaller percentage of long-term compensation than they did in prior years. For 2009, approximately 61% of the named executive officers’ equity incentive award value was granted in the form of RSUs and approximately 39% in the form of stock options. Our compensation committee determined to grant only RSUs, and no stock options, to named executive officers in 2010. The compensation committee replaced the stock options with performance-based RSUs, which it believes provide a more effective means to align stockholders interests with those of management.

Our compensation committee may in the future adjust the mix of equity award types or approve different awards, such as restricted stock, as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of RSUs and options depending on our compensation committee’s assessment of the total compensation package being offered.

2009 Equity Awards.  For 2009, our compensation committee reviewed market trends regarding the magnitude and mix of equity compensation issued to employees and executives among comparable companies, and reassessed the relative advantages and disadvantages of issuing various forms of equity compensation in connection with establishing the executive compensation packages. The compensation committee concluded that the issuance of restricted stock units during fiscal year 2009 would continue to be a more motivating form of incentive compensation for our employees and would permit us to issue fewer shares, thereby reducing the potential dilutive impact on our stockholders. However, our compensation committee also believed that the executive officers should also receive a portion of their equity compensation in the form of stock options to strengthen the linkage between executive compensation and increased stockholder value. For 2009, our compensation committee approved the issuance of equity that resulted in targeted total compensation for the executive officers at approximately the 50th percentile of the then benchmark data. Our chief executive officer received the highest proportion of option value to the total equity value.

Noting the then current trading price of our stock, our compensation committee decided to decrease the dollar value of RSUs awarded in 2009 from 2008, but increased the number of shares subject to the RSUs, calculating the amount of RSUs to be awarded in 2009 based on the 6-month trailing average closing price ($6.47) of our common stock as of March 5, 2009, the date of grant. Our compensation committee also decided to award the same number of stock options in 2009 as our executive officers received in 2008

The following table sets forth the estimated value of our 2009 equity awards and the number of restricted stock units and stock options awarded to our named executive officers in 2009.

	Dollar Value	Number of	Number of Stock
Name	of RSUs(1)	RSUs(1)(2)	Options(3)

Kenton K. Alder	$510,600	78,918	50,000
Steven W. Richards	$253,080	39,116	20,000
Shane S. Whiteside	$253,080	39,116	20,000
Douglas L. Soder	$253,080	39,116	20,000

(1)	The number of RSUs awarded was calculated using a dollar value per share of $6.47, which was the six-month trailing average closing price as of March 5, 2009, the grant date. On March 5, 2009, the closing sales price for our stock was $4.34.

(2)	One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

(3)	One quarter of the stock options listed were issued on the date of each of our regularly scheduled quarterly board of directors meetings (February 12, May 7, August 5 and November 5, 2009). The exercise price for the stock options was equal to the closing sale price on the date of grant. The options granted to our four named executive officers in 2009 have an average per share exercise price of $8.99. One-third of the stock options granted will vest on each of the first three anniversaries of the grant date.

2010 Equity Awards.  For 2010, our compensation committee determined to replace stock options with a performance-based element to our long term incentive program in order to strengthen pay-for-performance.

Accordingly, in March 2010, our compensation committee approved a new long-term incentive program (the “PRU Program”) for our executive officers. Under this program, performance-based RSUs, referred to as “performance-based restricted units” (“PRUs”), are awarded to eligible employees. PRU awards are intended to reward employees to the extent we achieve specific pre-established financial performance goals and provide a long-term return to our stockholders relative to a broader market index. Implementation of this program represented an important step taken by our compensation committee to drive a pay-for-performance culture with a component explicitly linked to total stockholder return. It was also consistent with the direction being taken by several of our new peer group companies.

Under the PRU Program, a target number of PRUs is awarded at the beginning of each three-year performance period. The number of shares of our common stock released at the end of the performance period will range from zero to 2.4 times the target number depending on performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for 2010 are based on revenues and EBITDA, each of which performance metrics is equally weighted, and (b) an overall “modifier” based on our company’s total stockholder return (“TSR”) relative to the S&P SmallCap 600, which we refer to as the “S&P 600,” over the three-year performance period. The calculation of EBITDA will exclude compensation expense attributable to the PRU program, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, and residual acquisition costs. Payouts under the PRU Program are based on rolling three-year performance periods, and the annual financial metrics for future years may be different from those selected for 2010.

Each PRU will be equal in value to one share of our common stock. Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period in order to receive any amount of the PRUs covered by that award, except that recipients may be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or approved retirement.

The key 2010 financial metrics of revenue and EBITDA are equally weighted under our PRU Program. The metric of EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Our compensation committee believes that it is a key metric that both drives and demonstrates improved financial performance within our company. It is also a complementary metric to the revenue metric used under the PRU Program for 2010. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our company by, for example, seeking revenue-enhancing opportunities at the expense of EBITDA, since performance is required on both metrics to maximize payout under the PRU Program. The performance targets established by our compensation committee are used solely for compensation purposes and should not be understood to be management’s expectations or guidance relating to future financial performance.

The TSR modifier is intended to ensure that there are no payouts or limited payouts under the PRU Program if our stock performance is below the median TSR of S&P 600 companies for the three-year performance period. Where the annual financial goals (revenue and EBITDA for 2010) have been met and where there has been strong relative TSR performance over the three-year performance period, the PRU Program may provide substantial rewards to participants with respect to that performance period. However, even if revenue and EBITDA goals are achieved in each of the three years, there may be no or limited payouts if our stock performance is below that of the median TSR of S&P 600 companies.

Under the PRU Program, financial goals are set at the beginning of each fiscal year, and performance is reviewed at the end of that year. For 2010, the annual financial goals are revenue and EBITDA. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved. If we do not achieve a 60% threshold level of revenue or EBITDA performance for the year, the amount earned for that performance element of one-third of the award is zero. If we achieve the 60% threshold for both the targeted levels of revenue and EBITDA performance for the year, a percentage (ranging on a sliding scale from 40% to 160%) will be applied to one-third of the participant’s PRU award to determine the number of units earned during that year. If we achieve 120% or more of the target level of revenue or EBITDA, the amount earned for that performance element of the award will be 160% of one-third of the initial PRU award. For example, if a named executive officer receives an award of 234,000 PRUs, we continue to use revenue and EBITDA as our annual financial goals for 2011 and 2012 and we achieve (i) 130% of the revenue target and 60% of the EBITDA target in the first year, (ii) 100% of each of the revenue and EBITDA targets the second year, and (iii) 120% of the revenue target and 55% of the EBITDA target the third year, the participant will earn (and “bank,” pending application of the TSR modifier) 218,400 PRUs ((160% x 39,000) + (40% x 39,000) + (100% x 39,000) + (100% x 39,000) + (160% x 39,000) + (0 x 39,000)).

At the end of the three-year performance period, the total units earned, if any, are adjusted by applying a modifier based on our company’s TSR based on stock price changes (using for the 2010 awards the 6 month trailing average closing price at January 1, 2010 compared to the 6 month trailing average closing price at December 31, 2012), assuming reinvestment of dividends, relative to the TSR of S&P 600 companies for the three-year period. If our TSR is in the bottom 20th percentile of the S&P 600, the modifier will be zero, and no shares will be released with respect to that three-year performance period. If our TSR is at or above the 80th percentile of S&P 600 companies for the period, the maximum modifier of 150% will apply, and the number of shares released will equal 150% of the number of units earned during the period with respect to annual financial metric performance. If our TSR is between the 20th and 50th percentile of the S&P 600, the modifier will range on a sliding scale between .70 and 1.0. If our TSR is between the 50th and 80th percentile of the S&P 600, the modifier will range on a sliding scale between 1.0 and 1.5. For example, if a participant was credited with 218,400 PRUs at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the S&P 600, a total of 327,600 shares of our common stock would be released to the participant for that period (218,400 x 150% = 327,600).

To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of S&P 600 companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units payable in shares.

At its March 2010 meeting, our compensation committee set the PRU revenue and EBITDA goals for fiscal 2010. The revenue and EBITDA goals were based on our board-approved 2010 budget for our company, as well as the projected performance of Meadville during the second, third and fourth fiscal quarters of 2010, as provided to our board by Meadville and used in connection with the preparation of the fairness opinion rendered to our board in connection with its approval of the Meadville transaction. The target levels associated with Meadville’s revenue and EBITDA for the second quarter of 2010 will be pro-rated to reflect that the PCB Combination was not consummated until April 8, 2010. The annual financial performance goal or goals for 2011 and 2012 will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or EBITDA in those years. Whether these or any units earned in subsequent years will be paid out in shares at the end of any three-year performance period will depend on our TSR during that period, which is not determinable until the end of the three-year period.

Primarily because of the potential dilutive impact of options and its desire to strengthen pay-for-performance, our compensation committee determined to not make option grants to named executive officers in 2010.

Our compensation committee established a total long-term incentive target amount for each named executive officer in fiscal 2010, and awarded 55% of that amount in the form of PRUs, with the remaining amount awarded in the form of RSUs with time-based vesting. This mix of performance-based and time-based awards reflects our compensation committee’s increasing emphasis on pay-for-performance, with both types of awards also providing a measure of retention value, which is also an important component of the committee’s overall executive compensation philosophy. The following table sets forth the estimated value of our 2010 equity awards and the number of time vest RSUs and PRUs awarded to our executive officers for 2010.

	Dollar Value of RSUs(1)		Number of RSUs(1)
Name	Time Vest(2)	Performance	Time Vest(2)	Performance

Kenton K. Alder	$405,000	$495,000	38,389	46,919
Steven W. Richards	$200,000	$250,000	18,957	23,697
Shane S. Whiteside	$250,000	$300,000	23,697	28,436
Douglas L. Soder	$250,000	$300,000	23,697	28,436

(1)	The number of RSUs awarded was calculated using a dollar value per share of $10.55, which was the six-month trailing average closing price of our common stock as of March 25, 2010, the grant date. On March 25, 2010, the closing sales price for our common stock was $9.14.

(2)	One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

Pension Benefits.  None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The compensation committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation.  None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Committee determines that doing so is in our best interests.

Other Compensation.  All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that are competitive with those offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice.

Employment Agreements.  We maintain an employment agreement with Mr. Alder that is described under “Employment Agreements with Named Executive Officers.” The compensation committee determined that the compensation package provided under this agreement was fair and reasonable on the basis of its assessment of comparable compensation opportunities available to our chief executive officer.

Severance Payments due Upon Termination and/or a Change in Control.  We currently provide for the accelerated vesting of stock options and restricted stock units that otherwise would have vested during the one year period beginning on the date of consummation of any “change in control.” In addition, we provide for accelerated vesting of all stock options and restricted stock units in the event of a “change in control” and subsequent termination of employment without “cause” within twelve months thereof.

The compensation committee believes that for senior executives, including our named executive officers, accelerated vesting of stock options and restricted stock units in the event of a change in control is generally appropriate because in some change in control situations, equity of the target company is cancelled making immediate acceleration necessary in order to preserve the value of the award. In addition, as previously discussed, we rely primarily on incentive awards to provide our named executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and our compensation committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose. We also believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated. We presume that such a termination would likely be due to the change in control and not the employee’s performance and therefore the award should be earned. For executives not terminated within one year of a change in control, the executives would continue to vest in their awards as they contribute to the success of the surviving company.

In addition, certain executives, including each of our named executive officers, receive cash severance in certain circumstances that result in termination of employment. These payments are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep executives focused on our business rather than their personal circumstances. In March 2010, our board of directors approved an amendment to Mr. Alder’s employment agreement to increase the severance payment payable to him in connection with change in control-related involuntary terminations of employment from 18 months of continued base salary payments to a lump sum payment equal to three (3) times the sum of Mr. Alder’s then base salary plus his “Target Bonus” (the bonus an executive would have received with respect to the year in which he was terminated assuming achievement of 100% of the performance target level(s) associated with such bonus). Mr. Alder’s severance payment for other involuntary terminations was increased from 18 months of continued base salary payments to a lump sum payment equal to two (2) times the sum of Mr. Alder’s then base salary and Target Bonus. Our board also approved a new executive change in control severance agreement that we will enter into with each of our named executive officers, except Mr. Alder, increasing each officer’s change in control lump sum severance payment to two (2) times the executive’s then base salary and Target Bonus. The compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors noted above and within the broader environment of technology companies and similarly sized businesses.

Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments upon Termination or Change in Control.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. In addition, we believe that it is more equitable to offer severance benefits based on a standard formula determined as a multiple of base pay and incentive bonus opportunity because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term compensation arrangements. As a result, and consistent with the practice of most of our peer companies, other compensation decisions are not generally based on the existence of this severance protection.

Approval Process for Equity Grants

Executives receive long-term equity awards pursuant to the terms of the 2006 Incentive Compensation Plan, or the 2006 Plan. Awards may also be granted outside of the 2006 Plan to the extent those grants are permitted by the Nasdaq rules. The compensation committee administers the 2006 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by our chief executive officer.

The board of directors or our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

The exercise price of stock option grants are set at 100% of the closing market price of a share of company common stock on the date the board of directors or compensation committee approves the grants. For new hire awards, our compensation committee or the board of directors generally reviews the recommendation of management at the board or committee meeting after the participant’s hire date and modifies and approves the awards effective as of the date of the Committee’s or board’s approval.

We have no practice of timing grants of stock options or RSUs to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation.

Impact of Tax and Accounting

As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. In this regard, the fact that the accounting treatment aligns more closely with the payouts was among the factors considered in adopting the PRU Program and in eliminating the grant of stock options to named executive officers in 2010. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.

Deductibility.  Section 162(m) of the Code does not permit publicly traded companies to take income tax deductions for compensation paid to our chief executive officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-

based compensation. The 2006 Plan is structured so that the compensation deemed paid to an executive officer in connection with PRUs and the exercise of stock options granted under the 2006 Plan should qualify as performance-based compensation not subject to the $1 million limitation. Our time-vest RSUs are not considered performance-based under the Section 162(m) rules. Accordingly, amounts of compensation related to those time-vest RSUs held by our executive officers may not be fully deductible (depending on the value of our stock and the amount of other nonperformance-based compensation an officer has during the year in which any portion of the RSU vests).

The compensation committee will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Tax Implications for Officers.  Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We attempt in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Code Section 409A. Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our named executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change in Control” (beginning on page 38 below) as severance or change of control payments that could implicate this excise tax. We do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations.  When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation, grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For restricted stock units, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, we calculate the grant date fair value based on the Black-Scholes formula with an adjustment for possible forfeitures and amortize that value as compensation expense over the vesting period. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Financial Restatements.  Our compensation committee does not have an established practice regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The committee will determine whether to seek recovery of incentive compensation in the event of a financial restatement or similar event based on the facts and circumstances surrounding a financial restatement or similar event, should one occur. Among the key factors that the committee will consider is whether the executive officer engaged in fraud or willful misconduct that resulted in need for a restatement.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas T. Edman, Chairman
Robert E. Klatell
John G. Mayer

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, our compensation committee consisted of Messrs. Edman, Klatell, and Mayer. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION

Fiscal Year 2009 Summary Compensation Table

The following table sets forth compensation information for our named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total

Kenton K. Alder	2009	$586,000	—	$342,504	$247,669	$324,058	$9,800	$1,510,031
Chief Executive Officer,	2008	$590,769	—	$555,000	$340,540	$703,200	$9,200	$2,198,709
President, and Director	2007	$487,692	—	$482,914	—	$416,952	$9,000	$1,396,558
Steven W. Richards	2009	$280,000	—	$169,763	$99,068	$121,660	$9,382	$679,873
Chief Financial Officer,	2008	$288,077	—	$266,400	$136,216	$240,198	$9,200	$940,091
Executive Vice President and Secretary	2007	$251,154	—	$285,089	—	$180,092	$9,000	$725,335
Shane S. Whiteside	2009	$345,000	—	$169,763	$99,068	$149,903	$8,449	$772,183
Executive Vice President	2008	$351,539	—	$266,400	$136,216	$301,875	$8,431	$1,064,460
and Chief Operating Officer	2007	$298,462	—	$285,089	—	$211,541	$9,000	$804,092
Douglas L. Soder	2009	$345,000	—	$169,763	$99,068	$149,903	$9,200	$772,934
Executive Vice	2008	$354,231	$150,000	$266,400	$136,216	$301,513	$9,200	$1,217,560
President(5)	2007	$337,896	$200,000	$235,088	—	$164,543	$9,000	$946,527

(1)	Amounts shown reflect the fair value at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. The fair value of a restricted stock unit is based on the closing market price of our common stock on the date of grant. The 2008 and 2007 stock award amounts were restated from previous proxy disclosures to reflect changes in SEC rules. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 13 to our 2009 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

(2)	Amounts shown reflect the fair value at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. The 2008 and 2007 option award amounts were restated from previous proxy disclosures to reflect changes in SEC rules. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 13 to our 2009 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

(3)	Amounts represent bonuses paid based on achievement of individual and company performance criteria for each year shown, which bonuses were earned in such fiscal year, but not paid until the next fiscal year. Additionally, amounts for 2007 include an integration bonus paid in 2007.

(4)	Amounts represent matching contributions by us to our 401(k) plan.

(5)	Mr. Soder received retention bonuses of $150,000 in 2008 and $200,000 in 2007.

Fiscal Year 2009 Grants of Plan-Based Awards

The following table sets forth information concerning awards of stock options and restricted stock made to each of our named executive officers during fiscal year 2009.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise or	Fair Value
		Estimated Possible Payouts Under			Number of	Number of	Base Price	of Stock
		Non-Equity Incentive Plan			Shares of	Securities	of Option	and Option
	Grant	Awards ($)(1)			Stock or	Underlying	Awards	Awards
Name	Date	Threshold	Target	Maximum	Units	Options	($/Sh)	(2)(3)

Kenton K. Alder	—	$58,600	$410,200	$996,200	—	—	—	—
	3/5/2009	—	—	—	78,918	—	$4.34	$342,504
	11/5/2009	—	—	—	—	12,500	$11.35	$78,054
	8/5/2009	—	—	—	—	12,500	$10.97	$76,445
	5/7/2009	—	—	—	—	12,500	$7.85	$54,254
	2/12/2009	—	—	—	—	12,500	$5.78	$38,916
Steven W. Richards	—	$28,000	$154,000	$336,000	—	—	—	—
	3/5/2009	—	—	—	39,116	—	$4.34	$169,763
	11/5/2009	—	—	—	—	5,000	$11.35	$31,222
	8/5/2009	—	—	—	—	5,000	$10.97	$30,578
	5/7/2009	—	—	—	—	5,000	$7.85	$21,702
	2/12/2009	—	—	—	—	5,000	$5.78	$15,567
Shane S. Whiteside	—	$34,500	$189,750	$414,000	—	—	—	—
	3/5/2009	—	—	—	39,116	—	$4.34	$169,763
	11/5/2009	—	—	—	—	5,000	$11.35	$31,222
	8/5/2009	—	—	—	—	5,000	$10.97	$30,578
	5/7/2009	—	—	—	—	5,000	$7.85	$21,702
	2/12/2009	—	—	—	—	5,000	$5.78	$15,567
Douglas L. Soder	—	$34,500	$189,750	$414,000	—	—	—	—
	3/5/2009	—	—	—	39,116	—	$4.34	$169,763
	11/5/2009	—	—	—	—	5,000	$11.35	$31,222
	8/5/2009	—	—	—	—	5,000	$10.97	$30,578
	5/7/2009	—	—	—	—	5,000	$7.85	$21,702
	2/12/2009	—	—	—	—	5,000	$5.78	$15,567

(1)	Represents threshold, target and maximum opportunity under our annual incentive bonus program for fiscal year 2009. Our annual incentive bonus program is discussed under the caption “2009 Annual Incentive Bonuses” in the Compensation Discussion and Analysis.

(2)	The fair value of a restricted stock unit is based on the closing market price on the date of grant, as determined pursuant to ASC Topic 718, Compensation — Stock Compensation. The value for all restricted stock units granted to our named executive officers is equal to 100% of the fair market value of the underlying shares on the grant date. For a discussion of valuation assumptions, see Note 13 to our 2009 consolidated financial statements included in our annual report on Form 10-K filed with the SEC.

(3)	The value of a stock option is based on the fair value on the date of grant, as determined pursuant to ASC Topic 718, Compensation — Stock Compensation. For a discussion of valuation assumptions, see Note 13 to our 2009 consolidated financial statements included in our annual report on Form 10-K filed with the SEC.

Employment Agreements with Named Executive Officers

Effective December 1, 2005, we entered into an employment agreement with Mr. Alder, which we refer to as the 2005 Employment Agreement. Pursuant to the 2005 Employment Agreement, Mr. Alder served as our President and Chief Executive Officer for a term expiring December 1, 2009, which term automatically renewed for additional one-year terms, unless we or Mr. Alder gave timely notice of non-renewal. Mr. Alder received a base salary during 2009 of $586,000 under the 2005 Employment Agreement. Effective March 19, 2010, our board of directors approved a Restated Employment Agreement with Mr. Alder, which we refer to as the Restated Employment Agreement, which supersedes the 2005 Employment Agreement. Pursuant to the Restated Employment Agreement, Mr. Alder will continue to serve as our President and Chief Executive Officer for an initial term expiring on the three year anniversary of the date of the Restated Employment Agreement, which initial term will be automatically renewed for additional one-year terms unless timely notice of non-renewal is given by either us or Mr. Alder. The Restated Employment Agreement provides that Mr. Alder will receive a base salary of $605,000, which may be increased from time to time at the discretion of our board of directors. In addition, the Restated Employment Agreement provides that, in the event we terminate Mr. Alder’s employment without cause or Mr. Alder terminates his employment for good reason, we must provide to Mr. Alder certain severance benefits. These severance benefits are discussed in more detail below under “Potential Payments upon Termination or Change in Control.” The Restated Employment Agreement further imposes certain non-competition and non-solicitation obligations on Mr. Alder in the event his employment with our company is terminated prior to the expiration of the term of the Restated Employment Agreement. Such non-competition and non-solicitation obligations will remain in effect for the longer of (1) a period of 12 months following termination or (2) the period during which we are required to pay severance to Mr. Alder under the Restated Employment Agreement.

Effective March 19, 2010, our board of directors approved a Executive Change in Control Severance Agreement, which we refer to as the Severance Agreement, with each of Steven W. Richards, Shane S. Whiteside, and Douglas L. Soder. The terms of the Severance Agreement are described below under “Potential Payments upon Termination or Change in Control.” The Severance Agreements supersede the previous change in control severance agreements executed on December 1, 2005 between our company and each of Mr. Richards and Mr. Whiteside, and in the case of Mr. Soder, the Severance Agreement supersedes the severance provisions set forth in his October 2006 offer letter.

2006 Incentive Compensation Plan

The material features of the 2006 Incentive Compensation Plan, referred to as the 2006 Plan, are outlined below.

Awards

The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock related awards, and performance awards that may be settled in cash, stock, or other property.

Shares available for Awards

The total number of shares of our common stock that may be subject to awards under the 2006 Plan is equal to 3,000,000 shares, plus (i) any shares available for issuance and not subject to an award under our 2000 Equity Compensation Plan (2000 Plan) or our Management Stock Option Plan (Management Plan), (ii) the number of shares with respect to which awards granted under the 2006 Plan, 2000 Plan, and the Management Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (iii) with respect to awards granted under the 2006 Plan, 2000 Plan, and the Management Plan, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the 2006 Plan, 2000 Plan, and the Management Plan.

Limitations on Awards

The 2006 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations, no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to any stock options or stock appreciation rights granted under the 2006 Plan, and no more than 1,000,000 shares of our common stock reserved for issuance under the 2006 Plan may be granted to an individual during any fiscal year pursuant to all awards other than stock options or stock appreciation rights granted under the 2006 Plan. The maximum amount that may be earned by any one participant as a performance award (payable in cash) or other cash award is $5,000,000 per calendar year. No outstanding options may be repriced without stockholder approval (that is, we cannot amend an outstanding option to lower the exercise price or exchange an outstanding option for a new option with a lower exercise price without stockholder approval). In addition, the 2006 Plan prohibits us from exchanging an outstanding option with an exercise price above the then current fair market value of our common stock for cash, other awards, or other property.

Capitalization Adjustments

In the event that a dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock or our other securities or the securities of any other issuer, so that an adjustment, substitution, or exchange is determined to be appropriate by the plan administrator, then the plan administrator will adjust any or all of the following as the plan administrator deems appropriate: (1) the kind and number of shares available under the 2006 Plan, (2) the kind and number of shares subject to limitations on awards described in the preceding paragraph, (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) other affected terms of awards.

Eligibility

The persons eligible to receive awards under the 2006 Plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the 2006 Plan only to our employees, including our officers who are employees.

Administration

Our board of directors will administer the 2006 Plan unless it delegates administration of the 2006 Plan to one or more committees of our board of directors. Together, our board of directors and any committee(s) delegated to administer the 2006 Plan are referred to as the plan administrator. If a committee is delegated to administer the 2006 Plan, then the committee members may be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the 2006 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2006 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion. Any amendment that adversely affects the rights of the award recipient, however, must receive the approval of such recipient.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the plan administrator. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted Stock and Stock Units

The plan administrator is authorized to grant restricted stock and stock units. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. Restricted stock may also be subject to forfeiture if established performance targets are not met. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of a stock unit confers upon a participant the right to receive shares of common stock at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the plan administrator. Currently, there are no outstanding dividend equivalent awards, either with other outstanding awards under any of our incentive compensation plans or as stand-alone awards.

Bonus Stock and Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2006 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.

Other Stock Based Awards

The plan administrator is authorized to grant awards under the 2006 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the 2006 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) may, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on tax deductibility by us under Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by a committee that qualifies under Section 162(m), rather than our board of directors.

Subject to the requirements of the 2006 Plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our consolidated financial statements, and/or those of its affiliates, or for its business units (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for performance awards designed to comply with the performance-based compensation exception to Section 162(m): (1) earnings per share; (2) revenues or gross margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; and (13) debt reduction. For covered employees, the performance goals and the determination of their achievement shall be made in accordance with Section 162(m). The plan administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations, or accounting principles.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards, or other property at the discretion of the plan administrator. Awards under the 2006 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2006 Plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.

Acceleration of Vesting; Change in Control

The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the 2006 Plan. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates his or her employment for “good reason.”

To the extent we undergo a corporate transaction (as defined in the 2006 Plan), the 2006 Plan provides that outstanding awards may be assumed, substituted for, or continued in accordance with their terms. If the awards are not assumed, substituted for, or continued, to the extent applicable, such awards will terminate immediately prior to the close of the corporate transaction. The plan administrator may, in its discretion, either cancel the outstanding awards in exchange for a cash payment or vest all or part of the award contingent on the corporate transaction. With respect to a corporate transaction after which our stockholders immediately prior to the corporate transaction own 90% or more of the successor company after the corporate transaction, awards under the 2006 Plan must be assumed, continued, or substituted for.

Amendment and Termination

Our board of directors may amend, alter, suspend, discontinue, or terminate the 2006 Plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval will be obtained for any amendment or alteration if such approval is deemed necessary and advisable by our board of directors. Unless earlier terminated by our board of directors, the 2006 Plan will terminate on the earlier of (1) ten years after the later of (x) the adoption by our board of directors of the 2006 Plan and (y) the approval of an increase in the number of shares reserved under the 2006 Plan by our board of directors (contingent upon such increase being approved by our stockholders), and (2) such time as no shares of our common stock remain available for issuance under the 2006 Plan and no further rights or obligations with respect to outstanding awards are outstanding under the 2006 Plan. Amendments to the 2006 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares or		Shares or
	Number of Securities					Units of		Units of
	Underlying Unexercised			Option	Option	Stock That		Stock That
	Options			Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested(1)

Kenton K. Alder	100,000	—		$16.00	9/20/2010
	25,000	—		$10.15	3/11/2012
	28,354	—		$2.76	12/30/2012
	210,000	—		$13.68	12/17/2013
	17,375	—		$8.98	1/27/2015
	17,375	—		$7.77	5/5/2015
	17,375	—		$6.86	8/3/2015
	17,375	—		$8.67	11/3/2015
	13,032	4,343	(2)	$12.97	2/14/2016
	21,906	7,302	(3)	$16.82	5/4/2016
	21,906	7,302	(4)	$10.58	8/1/2016
	21,907	7,302	(5)	$11.71	11/1/2016
	16,667	33,333	(6)	$11.10	2/13/2018
	—	12,500	(7)	$5.78	2/12/2019
	—	12,500	(8)	$7.85	5/7/2019
	—	12,500	(9)	$10.97	8/5/2019
	—	12,500	(10)	$11.35	11/5/2019
	—	—		—	—	15,214	(11)	$175,417
	—	—		—	—	33,333	(12)	$384,329
	—	—		—	—	78,918	(13)	$909,925

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares or		Shares or
	Number of Securities					Units of		Units of
	Underlying Unexercised			Option	Option	Stock That		Stock That
	Options			Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested(1)

Steven W. Richards	4,000	—		$16.00	9/20/2010
	4,800	—		$10.15	3/11/2012
	40,000	—		$13.68	12/17/2013
	3,562	—		$7.77	5/5/2015
	3,562	—		$6.86	8/3/2015
	4,750	—		$8.67	11/3/2015
	7,125	2,375	(2)	$12.97	2/14/2016
	12,625	4,208	(3)	$16.82	5/4/2016
	12,625	4,208	(4)	$10.58	8/1/2016
	12,626	4,208	(5)	$11.71	11/1/2016
	6,667	13,333	(6)	$11.10	2/13/2018
	—	5,000	(7)	$5.78	2/12/2019
	—	5,000	(8)	$7.85	5/7/2019
	—	5,000	(9)	$10.97	8/5/2019
	—	5,000	(10)	$11.35	11/5/2019
	—	—			—	8,982	(11)	$103,562
	—	—			—	16,000	(12)	$184,480
	—	—			—	39,116	(13)	$451,007
Shane S. Whiteside	35,626	—		$16.00	9/20/2010
	110,000	—		$13.68	12/17/2013
	4,750	—		$7.77	5/5/2015
	4,750	—		$6.86	8/3/2015
	7,125	—		$8.67	11/3/2015
	7,125	2,375	(2)	$12.97	2/14/2016
	12,625	4,208	(3)	$16.82	5/4/2016
	8,416	4,208	(4)	$10.58	8/1/2016
	12,626	4,208	(5)	$11.71	11/1/2016
	6,667	13,333	(6)	$11.10	2/13/2018
	—	5,000	(7)	$5.78	2/12/2019
	—	5,000	(8)	$7.85	5/7/2019
	—	5,000	(9)	$10.97	8/5/2019
		5,000	(10)	$11.35	11/5/2019
		—		—		8,982	(11)	$103,562
		—		—		16,000	(12)	$184,480
		—		—		39,116	(13)	$451,007
Douglas L. Soder	45,000	15,000	(5)	$11.71	11/1/2016
	6,667	13,333	(6)	$11.10	2/13/2018
	—	5,000	(7)	$5.78	2/12/2019
	—	5,000	(8)	$7.85	5/7/2019
	—	5,000	(9)	$10.97	8/5/2019
	—	5,000	(10)	$11.35	11/5/2019
	—	—		—	—	7,406	(11)	$85,391
	—	—		—	—	16,000	(12)	$184,480
	—	—		—	—	39,116	(13)	$451,007

(1)	Based on the closing price of our common stock on December 31, 2009.

(2)	Such options vest on February 14, 2010.

(3)	Such options vest on May 4, 2010.

(4)	Such options vest on August 1, 2010.

(5)	Such options vest on November 1, 2010.

(6)	Such options vest 50% on February 13, 2010 and 50% on February 13, 2011.

(7)	Such option vest one-third on February 12, 2010, 2011, and 2012.

(8)	Such option vest one-third on May 7, 2010, 2011, and 2012.

(9)	Such option vest one-third on August 5, 2010, 2011, and 2012.

(10)	Such option vest one-third on November 5, 2010, 2011, and 2012.

(11)	Such restricted stock units vest on March 6, 2010.

(12)	Such restricted stock units vest 50% on February 13, 2010 and 50% on February 13, 2011.

(13)	Such restricted stock units vest one-third on March 5, 2010, 2011, and 2012.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table sets forth information concerning the value realized by each of our named executive officers upon the exercise of stock options and the vesting of stock awards during fiscal year 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise(1)	Vesting	Vesting(2)

Kenton K. Alder	—	$—	31,882	$160,774
Steven W. Richards	7,200	$61,848	16,982	$84,373
Shane S. Whiteside	—	$—	16,982	$84,373
Douglas L. Soder	—	$—	15,407	$77,616

(1)	The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.

(2)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on the vest date.

Potential Payments Upon Termination or Change in Control

Effective December 1, 2005, we entered into severance arrangements with two of our named executive officers, Steven W. Richards and Shane S. Whiteside, and in October 2006 we executed an offer letter with Douglas L. Soder that entitled him to various severance benefits. Effective March 19, 2010, our board of directors approved the Severance Agreements with each of Steven W. Richards, Shane S. Whiteside, and Douglas L. Soder, which supersede the previous change in control severance agreements executed on December 1, 2005 between our company and Mr. Richards and Mr. Whiteside and, in the case of Mr. Soder, the Severance Agreement supersedes the severance provisions set forth in his October 2006 offer letter. The Severance Agreements provide that, in the event the executive’s employment is terminated by (1) our company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive would be entitled to receive an amount in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the year during which the executive was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; together with the acceleration of vesting of any stock options, restricted stock, and restricted stock units assumed by the acquirer.

In addition, the Restated Employment Agreement with Mr. Alder provides that, in the event Mr. Alder’s employment is terminated by (1) our company without cause or (2) by Mr. Alder for good reason, Mr. Alder would be entitled to receive an amount in cash equal to two times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year during which the executive was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In the event Mr. Alder’s employment is terminated by (1) our company without cause or (2) by Mr. Alder for good reason, within 60 days prior to, or within one year after, the occurrence of a change in control, Mr. Alder would be entitled to receive an amount in cash equal to three times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year during which he was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; together with the acceleration of vesting of any stock options held by Mr. Alder that are assumed by the acquirer; and the vesting of any restricted stock or restricted stock units held by Mr. Alder that are assumed by the acquirer would be immediately accelerated.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our company and/or upon a termination of our named executive officer’s employment. The tables below assume that the termination or change in control event took place on the last business day of 2009, but show the amount payable under the new severance arrangements that are currently in effect.

Kenton K. Alder:

				Termination
				Without Cause
				or by Executive
				for Good Reason
	Termination	Termination by		During a Pending
	Without Cause	Executive for Good	Change in	Change in Control
	(Not in	Reason (Not in	Control (Without	or Within
	Connection with a	Connection with a	Termination of	12 Months
Executive Benefits - Change in Control(1)	Change in Control)	Change in Control)	Executive)(4)	Thereafter(4)

Accelerated Stock Options(3)	$38,031	$—	$56,482	$148,395
Accelerated Restricted Stock Units(3)	$519,173	$—	$670,896	$1,469,671
Severance(2)	$2,359,500	$2,359,500	$—	$3,539,250

Steven W. Richards:

Termination
Without
Cause or by
			Termination	Termination	Executive for
			Without Cause	Without Cause	Good Reason
			During a Pending	During a Pending	Within 12
		Change in	Change in	Change in	Months
		Control (Without	Control - Change	Control - Change	Following a
	Termination	Termination of	in Control Not	in Control Was	Change in
Executive Benefits(1)	Without Cause	Executive)	Effected(5)	Effected(4)	Control(4)

Accelerated Stock Options(3)	$15,620	$23,818	$21,571	$60,581	$60,581
Accelerated Restricted Stock Units(3)	$267,277	$346,142	$353,821	$739,050	$739,050
Severance(2)	$—	$—	$1,023,000	$1,023,000	$1,023,000

Shane S. Whiteside:

Termination
Without
Cause or by
			Termination	Termination	Executive for
			Without Cause	Without Cause	Good Reason
			During a Pending	During a Pending	Within 12
		Change in	Change in	Change in	Months
		Control (Without	Control - Change	Control - Change	Following a
	Termination	Termination of	in Control Not	in Control Was	Change in
Executive Benefits(1)	Without Cause	Executive)	Effected(5)	Effected(4)	Control(4)

Accelerated Stock Options(3)	$15,620	$23,818	$21,571	$60,581	$60,581
Accelerated Restricted Stock Units(3)	$267,277	$346,142	$353,821	$739,050	$739,050
Severance(2)	$—	$—	$1,171,500	$1,171,500	$1,171,500

Douglas L. Soder:

Termination
Without
Cause or by
			Termination	Termination	Executive for
			Without Cause	Without Cause	Good Reason
			During a Pending	During a Pending	Within 12
		Change in	Change in	Change in	Months
		Control (Without	Control - Change	Control - Change	Following a
	Termination	Termination of	in Control	in Control Was	Change in
Executive Benefits(1)	Without Cause	Executive)	Not Effected(5)	Effected(4)	Control(4)

Accelerated Stock Options(3)	$14,288	$19,820	$19,240	$56,583	$56,583
Accelerated Restricted Stock Units(3)	$253,648	$327,971	$335,650	$720,879	$720,879
Severance(2)	$—	$—	$1,171,500	$1,171,500	$1,171,500

(1)	Amounts represented in the table do not include stock option awards or restricted stock units that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage, or our business travel accident coverage, which are programs available to all of our full-time employees. While the amounts listed assume that the termination or change in control event took place on the last business day of 2009, the amounts payable are pursuant to the new severance arrangements that are currently in effect rather than those in effect on the last business day of 2009, as all severance arrangements that were in effect on the last business day of 2009 were superseded in March 2010 by the Restated Employment Agreement and Severance Agreements.

(2)	The amount listed is calculated with the formula described above using an annual target bonus of 95% of base salary for Mr. Alder and 65% of base salary for each of Messrs. Richards, Whiteside, and Soder, for fiscal year 2010, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in Mr. Alder’s Restated Employment Agreement and in the Severance Agreements.

(3)	The amount listed for accelerated stock options and restricted stock units is based on the closing price of our common stock on December 31, 2009.

(4)	Assumes that the stock options and restricted stock units are assumed by the acquiring entity in connection with the change in control.

(5)	The Severance Agreements provide that if the executive’s employment is terminated without cause during a pending change in control, and the change in control is not effected within three months following the date of termination of the executive, then the stock options and restricted stock held by the executive as of the date of termination will be treated as if the executive’s employment had been terminated as of the three-month anniversary of the date of termination of employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2006 Plan as of December 31, 2009.

(c)
Number of Securities
Remaining Available
	(a)		for Future Issuance
	Number of		Under Equity
	Securities to be	(b)	Compensation Plans
	Issued Upon	Weighted Average	(Excluding
	Exercise of	Exercise Price of	Securities
	Outstanding	Outstanding	Reflected in
	Options, Warrants,	Options, Warrants,	Column
Plan Category	and Rights(1)	and Rights(2)	(a))

Equity Compensation Plans Approved by Stockholders	3,302,289	$12.32	4,875,138
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	3,302,289	$12.32	4,875,138

(1)	Includes 1,168,595 restricted stock units.

(2)	The weighted average exercise prices does not take into account the 1,168,595 restricted stock units.

DIRECTOR COMPENSATION

2009 Director Compensation

Members of our board of directors who are also employees are not separately compensated for their services as directors. Mr. Alder, the only director who is also an employee, did not receive separate compensation for his services as a director during fiscal year 2009.

Our non-employee directors receive the following compensation: an annual cash retainer of $24,000, a $1,500 payment per board meeting attended, a $750 payment for each committee meeting, and reimbursement of expenses relating to the board meetings. In addition, the chairman of the board receives an annual cash retainer of $30,000, and the chairmen of our various board committees receive annual cash retainers as follows: $10,000 to our audit committee chairman, $7,500 to our compensation committee chairman, and $5,000 to our nominating and corporate governance committee chairman.

Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the grant date’s tenth anniversary and vest over a four year period. At each annual meeting of stockholders, each non-employee director who has served as a director for the previous six months receives restricted stock units having a fair value on the award date of $60,000. The restricted stock units awarded to the non-employee directors vest over one year and delivery of the underlying shares of common stock is deferred until one year after retirement from the board of directors.

The following table sets forth the compensation earned by our directors in respect of their services as such during fiscal year 2009.

	Fees Earned or	Stock
Name(1)	Paid in Cash	Awards(2)	Total

Robert E. Klatell	$83,000	$59,998	$142,998
James K. Bass	$48,750	$59,998	$108,748
Richard P. Beck	$58,750	$59,998	$118,748
Thomas T. Edman	$51,750	$59,998	$111,748
John G. Mayer	$48,750	$59,998	$108,748

(1)	As of December 31, 2009, Mr. Klatell had 28,000 options outstanding and 28,000 options exercisable; Mr. Bass had 44,000 options outstanding and 44,000 options exercisable; Mr. Beck had 40,000 options outstanding and 40,000 options exercisable; Mr. Edman had 28,000 options outstanding and 28,000 options exercisable; Mr. Mayer had 44,000 options outstanding and 44,000 options exercisable. As of December 31, 2009, each of our non-employee directors had 16,435 restricted stock units outstanding, 8,792 of which were vested.

(2)	Amounts shown reflect the fair value at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. The fair value of a restricted stock unit is based on the closing market price of our common stock on the date of grant. For a discussion of valuation assumptions, see Note 13 to our 2009 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

Director Stock Ownership Guidelines

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines require our independent directors to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual retainer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. At least one member of our audit committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Bass, Beck, and Mayer are independent directors, as defined by Nasdaq Marketplace Rule 5605(a)(2) and that Mr. Beck, chairman, qualifies as an “audit committee financial expert.”

The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm, KPMG LLP, is responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of our financial reporting. Our audit committee held five meetings during the fiscal year ended December 31, 2009.

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of The Nasdaq Stock Market.

This report has been furnished by our audit committee to our board of directors.

James K. Bass
Richard P. Beck, Chairman
John G. Mayer

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP was our independent registered public accountant for the years ended December 31, 2007, 2008, and 2009. We have appointed KPMG LLP to serve as our independent registered public accountant for the fiscal year ending December 31, 2010 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our board of directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services during the fiscal years ended December 31, 2008 and 2009:

	2008	2009

Audit fees	$1,949,344	$2,146,548
Audit-related fees	352,863	551,655
Tax fees	—	—
All other fees	—	—

Total	$2,302,207	$2,698,203

“Audit fees” are fees that we paid to KPMG for the audits of our annual financial statements and of internal control over financial reporting included in the Form 10-K, reviews of financial statements included in Forms 10-Q, and foreign regulatory filings related to the PCB Combination. “Audit-related fees” consist of fees we paid to KPMG for accounting consultations and services performed related to our convertible debt offering during the year ended December 31, 2008 and accounting consultations and services performed related to the PCB Combination (due diligence and consultations) during the year ended December 31, 2009.

Pre-Approval Policy for Independent Registered Public Accountants’ Fees

In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accountants. The policy requires that all proposed services to be provided by KPMG LLP must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax, and other services that KPMG LLP may provide to our company. In evaluating whether to engage KPMG LLP for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of KPMG LLP. All of the services provided by KPMG LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Our board of directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2009, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

On April 8, 2010, we completed the PCB Combination, which involved our acquisition of the PCB Subsidiaries from Meadville. Certain affiliates of Meadville engage in transactions with our company, as described below.

Supply Agreements with Affiliates of Related Parties

In 2007, Shanghai Meadville Electronics Co., Ltd. (“SME”), a subsidiary of one of the PCB Subsidiaries, entered into two supply agreements with Suzhou Shengyi Sci Tech Co., Ltd. (“SSST”) and Guangdong Shengyi Sci Tech Co., Ltd. (“GSST”), pursuant to which SME and certain other subsidiaries of the PCB Subsidiaries purchased laminate and prepreg from SSST and GSST. GSST is owned indirectly by Top Mix Investments Limited, a company controlled by Tang Hsiang Chien, a family member of Tom Tang. SSST is 75% owned by GSST and 25% owned indirectly by Top Mix Investments Limited. In the years ended December 31, 2007, 2008, and 2009, total purchases under the two supply agreements amount to $58.4 million, $55.4 million, and $47.0 million, respectively. These two supply agreements expired on December 31, 2009. Accordingly, SME, on behalf of itself and other subsidiaries of the PCB Subsidiaries, entered into a new supply agreement with GSST and SSST on December 11, 2009 with similar terms as the existing supply agreements. The new supply agreement became effective on January 1, 2010 for a term of three years.

Certain of the PCB Subsidiaries also purchase from time to time laminate and prepreg from Mica-Ava (Far East) Industrial Limited (“MAF”) and Mica-AVA (Guangzhou) Material Company Ltd. (“MAG”), former subsidiaries of Meadville engaged in the laminate business, both of which are owned by Top Mix Investments Limited. These purchases are made on a spot basis from time to time. Total sales from MAF and MAG to the PCB Subsidiaries and their subsidiaries amounted to $36.1 million, $44.3 million, and $50.2 million for the years ended December 31, 2007, 2008, and 2009, respectively.

Real Property Leasing Arrangements with Affiliates of Related Parties

OPC, one of the PCB Subsidiaries, is currently leasing from MAF on a month-to-month basis a portion of real property located at Nos. 6-8 Dai Wang Street, Tai Po Industrial Estate, New Territories, Hong Kong, for warehouse purposes. The total amount of rent payable to MAF under the lease for the year ended December 31, 2009 was approximately $64,800.

GME, one of the PCB Subsidiaries, leases a portion of its employee dormitory spaces to MAG from time to time for the use of the employees of MAG. The dormitory spaces are rented to MAG pursuant to prior written request by MAG for its employees on an individual basis, with the monthly rent to be determined in accordance with the space area used by the individual employees and the rate as notified by GME from time to time. Such rental arrangement between GME and MAG is effective until either party terminates the arrangement upon three months prior written notice to the other party.
The total amount of rent payable under the lease for the year ended December 31, 2009 was approximately $85,900.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our annual report on Form 10-K for fiscal 2009 available to stockholders electronically via the Internet on our website at www.ttmtech.com/stockholdersmeeting. On or about April 16, 2010, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at www.ttmtech.com/stockholdersmeeting If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.

Our annual report on Form 10-K for fiscal 2009, available on our website at www.ttmtech.com, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704.

STOCKHOLDER PROPOSALS FOR OUR 2011 ANNUAL MEETING

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2011 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 2630 South Harbor Boulevard, Santa Ana, California 92704. Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material (by December 17, 2010), unless the date of our 2011 annual meeting is changed by more than 30 days from May 26, 2011, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2011 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by February 25, 2011) nor more than 120 days (January 26, 2011) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (a) 90 days prior to such annual meeting or (b) 5 days following the day on which public announcement of the date of such meeting is first made by our company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by February 25, 2011) and not more than 120 days (January 26, 2011) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2011 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such current annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) 5 days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our secretary at the address above not later than 5 days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accountants. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Steven W. Richards,
Secretary

Santa Ana, California
April 12, 2010

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.
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TTM TECHNOLOGIES, INC.
2630 South Harbor Boulevard
Santa Ana, CA 92704
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
          The undersigned hereby appoints Kenton K. Alder and Steven W. Richards as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on March 29, 2010, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 2630 South Harbor Boulevard, Santa Ana, CA 92704 at 10:00 a.m., local time on May 26, 2010, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF
TTM TECHNOLOGIES, INC.
May 26, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
Vote online until 11:59 PM EDT the day before the meeting date.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, and Annual Report
are available at http://www.ttmtech.com/stockholdersmeeting
¯ Please detach along perforated line and mail in the envelope provided IF you are not voting the Internet.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect James K. Bass, Thomas T. Edman, and Tang Chung Yen, Tom as class I directors
						FOR	AGAINST	ABSTAIN
				2.	The ratification of the appointment of KPMG LLP, as independent registered public accountants for the fiscal year ending December 31, 2010	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ James K. Bass ¡ Thomas T. Edman ¡ Tang Chung Yen, Tom

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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